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                                                                   EXHIBIT T3B-2


                    WRITTEN CONSENT OF MAJORITY SHAREHOLDER

                               IN LIEU OF MEETING

                                       OF

                              GENERAL MEDIA, INC.



     The undersigned, being the record owner of a majority of shares entitled to amend the bylaws at a regular or special meeting of the above-named corporation, a Delaware corporation (the "Corporation"), pursuant to sections 109(a) and 228(a) of the Delaware General Corporation Law and Article I,
Section 8 and Article VIII of the bylaws of the Corporation, hereby adopts the following resolutions by written consent in lieu of a meeting:

     RESOLVED, that Article II, section 1, of the Bylaws be amended to have the second sentence thereof read as follows:

          The number of directors shall be fixed by the Board of Directors or the shareholders, but shall not be less than one nor more than twelve;

     and further

     RESOLVED, pursuant to the said Article II, section 1 of the Bylaws as above amended, that the number of directors of the corporation is hereby fixed at three; and further

     RESOLVED, pursuant to section 228(e) of the Delaware General Corporation Law, that the Secretary of the corporation is directed to promptly notify in writing all holders of the common stock of the Corporation not signatory hereto of this action.



Dated as of the 26th day of March, 2003
New York, New York


                                        PENTHOUSE INTERNATIONAL, INC.
                                        A Florida Corporation


                                        By: /s/ Charles Samel
                                            ___________________________
                                            Charles Samel
                                            Executive Vice President